Exhibit 10.13

iGAMING PLATFORM AGREEMENT

Between

HR Entertainment Ltd

And

PRAGMATIC SOLUTIONS (IOM) LIMITED

www.pragmatic.solutions

© 2023 Pragmatic Solutions Legal Department

THIS iGAMING PLATFORM AGREEMENT (the “Agreement”) is entered into on the date of the last of the Parties to sign

PARTIES

1.	PRAGMATIC SOLUTIONS (IOM) LIMITED, a company organized under the laws of Isle of Man bearing registration number 016085V, with its address at Chancery House, 2 Albert Street, Douglas, Isle of Man, IM1 2QA (the “Supplier”),

and

2.	HR Entertainment Ltd, a company incorporated in accordance with the laws of the British Virgin Islands, with company registration no. 20272266 and office at 1st Floor, Columbus Centre, PO Box 2293, Road Town Tortola (the “Customer”)

BACKGROUND

A.	The Supplier has developed a software platform product and provides related services consisting of access to application software for the purpose of supporting online gambling operators. The product and service are defined in the Agreement below and are marketed as the “Pragmatic Solutions iGaming Platform”.

B.	The Customer wishes to use the Supplier’s product and service in its business operations.

C.	The Supplier has agreed to provide the product and service in accordance with the terms and conditions of this Agreement.

D.	The Platform will be deployed by the Supplier on the Customer’s own hosted server environment or another server environment procured by the Customer and the Customer shall manage and control its use of the Platform and all interactions with End Users via the back office of the Platform.

AGREED TERMS:

1. DEFINITION AND INTERPRETATIONS

In this Agreement, the following words and phrases shall (unless the context otherwise requires) have the meanings set out beside them:

1.1	“Account Manager” means the person appointed by the Supplier responsible for developing and maintaining the relationship between the Parties and that assists and oversees the provision of the Services.

1.2	“Agreement” means this iGaming Platform Agreement and all Schedules and appendices thereto.

1.3	“Affiliate” means any person or entity (whether incorporated or not) controlled by, controlling, or in common control with the Supplier or Customer hereto, as the case may be. A person or entity shall be deemed to control another entity if it possesses, directly or indirectly, the power to direct or cause the direction of, the management and policies of the other entity, whether through ownership, voting rights or partnership interests, representation on its board of directors or similar governing body, by contract or otherwise (“means of control”). Without derogating from the generality of the foregoing, a person or entity shall be deemed in control of another entity if they hold more than 50% of any one of the means of control of such other entity.

1.4	“Applicable Laws” means all laws, orders, regulations, legal requirements, statutes and binding codes of practice that are applicable to this Agreement, as amended and in force from time to time, and the rules, regulations, orders, licenses or permits issued thereunder, including, without limitation, any rulings, rules, regulations, orders, licenses and permits of any competent authority (including any Gaming Authority).

1.5	“Audit Report” has the meaning as set out in paragraph 13.2.

1.6	“Authorised Users” means those employees and independent contractors of the Customer who are entitled to use the Platform under this Agreement.

1.7	“Availability” means the percentage period of time in each calendar month without a P1 or P2 incident as calculated in accordance with Schedule C – Service Level Agreement (and “Available” shall be construed accordingly).

1.8	“Business Day” means a day which is not a Saturday or Sunday, nor a bank or public holiday in England.

1.9	“Commencement Date” means the date that both Parties have executed this Agreement. Should the Agreement be signed at two different dates, the later shall be regarded as the Commencement Date.

1.10	“Commercially Reasonable Efforts” means the efforts, expertise and resources normally used by a skilled and experienced provider of equivalent services to perform the relevant obligations (and in any event no less efforts, expertise and resources that those used in respect of any other customer).

1.11	“Confidential Information” means any non-public, proprietary, confidential or trade secret information of a Party hereof, whether furnished before or after the Commencement Date, which includes, but is not limited to the data, reports, trade secrets, operations, processes, manuals, policies and procedures, API and other technical documentation for the Platform, plans, intentions, product information, know-how, designs, market opportunities, transactions, affairs or business of a Party, clients and suppliers and commercial pricing information included in this Agreement or otherwise offered to the Customer regardless of the manner in which it is furnished, given the totality of the circumstances, a reasonable person or entity should have reason to believe is proprietary, confidential, or competitively sensitive (including all Customer Data, which shall be the Confidential Information of the Customer).

1.12	“Configuration Services” means the configuration and related work referred to in clause 4 of this Agreement and Schedule A – Services to be performed by the Supplier to configure the Platform so that it conforms with the requirements of the Customer as agreed between the Parties.

1.13	Controller, processor, data subject, personal data, personal data breach, processing and appropriate technical and organisational measures: have the meaning as defined in the “Data Protection Legislation”.

1.14	“Customer’s Authorised Representative” means the individual appointed by the Customer from time to time who shall serve as the Supplier’s primary contact for the Supplier’s activities under this Agreement. The initial Customer’s Authorised Representative shall be detailed within Schedule A – Services or notified to the Supplier as soon as reasonably practicable.

1.15	“Customer Data” means the data inputted or uploaded (migrated) into the information fields of the Platform by the Customer, by End Users, or by the Supplier on the Customer’s behalf and may incorporate Personal Data.

1.16	“Customer Infrastructure” means the infrastructure and hosting facilities that the Customer provides and into which the Platform shall be deployed to and operated from.

1.17	“Data Protection Legislation” shall have the meaning given to it in the Schedule D – Data Protection.

1.18	“Deliverable” means a defined level of functionality or other pre-set milestone within a particular phase of the Configuration Services, as more particularly described in the agreed Customer Project Plan.

1.19	“Deposit” has the meaning as set out in paragraph 2.3 of Schedule B – Fees.

1.20	“Documentation” means the documents provided by the Supplier to the Customer as detailed in Annex B to Schedule A – Services.

1.21	“Downtime” means any period when the Platform is not Available.

1.22	“End User(s)” means an end user who accesses the Customer’s services through the Websites and who is permitted under Applicable Laws to use the services offered by each respective Customer.

1.23	“Fault” means any failure of the Platform to operate in any material respects in accordance with this Agreement and/or its Documentation, and specifications, including any operational failure or error referred to in the Service Level Table.

1.24	“Fees” means the fees set out in Schedule B - Fees payable by the Customer to the Supplier.

1.25	“Force Majeure Event” has the meaning given to it in clause 29.1 of this Agreement.

1.26	“Gaming Authority” means, collectively, those governmental, regulatory and administrative authorities, agencies, commissions, boards, bodies and officials responsible for or involved in the regulation of gaming or gaming activities.

1.27	“Gaming Licences” means:

A.	License No. 365/JAZ, sub-license GLH-OCCHKTW0711022021 issued by the Curacao Gaming Authority.

B.	The Customer receives the services of its Affiliates, Happy Hour Solutions Limited holding the licence no. HKT000063 issued by the Tax and Customs Board in Estonia and Ellmount Entertainment Ltd holding the MGA license MGA/B2C/202/2011.

C.	Any gaming licences obtained by the Customer after the Commencement Date and approved by the Supplier as a gaming licence for the purpose of this Agreement.

1.28	“Go Live” means the first date on which at least one of the Customer’s Websites is able to accept a real money deposit into its online account.

1.29	“Good Industry Practice” means the exercise of that degree of care, diligence, skill, and foresight which would reasonably and ordinarily be expected from a skilled, professional and experienced service provider under the same or similar circumstances.

1.30	“Help Desk Support” means any support detailed within Schedule C – Service Level Agreement provided by help desk technicians sufficiently qualified and experienced to identify and resolve support issues relating to the Platform.

1.31	“Initial Scope Document” means a document defined and signed off prior to commencement of any development which details the statement of work that will comprise the Go Live deliverable.

1.32	“Initial Response Time” means acknowledgement of receipt of a Support Request within the time stipulated in table 3.2 of Schedule C – Service Level Agreement.

1.33	“Intellectual Property Rights” means any and all intellectual property rights, of all types or nature whatsoever, including, without limitation, patents, copyright, design rights, trade marks, data base rights, applications for any of the above, moral rights, know-how, trade secrets, domain names, URL, trade names or any other intellectual or industrial property rights (and any licenses in connection with any of the same), whether or not registered or capable of registration, and whether subsisting in any specific country or countries or any other part of the world in each case for their full term and together with any extensions or renewals.

1.34	“Maintenance and Support” means any error corrections, Updates and upgrades that the Supplier may provide or perform with respect to the Platform, as well as any other support or training services provided to the Customer under this Agreement, all as described in Schedule C – Service Level Agreement.

1.35	“New Version” means a new version of the Platform released by the Supplier which provides additional material and/or improved functionality or performance.

1.36	“Platform” means the Supplier’s online offering, the Pragmatic Solutions Player Account Management (“PAM”) platform, licensed to the Customer in connection with the Customer’s management of its services to End Users, comprising of proprietary system and application software and downloadable client software, as further detailed in Schedule A – Services including all error corrections, Updates, upgrades, modifications and enhancements, which Supplier will offer and provide to the Customer at least at the same time as it offers and provides to any other customer.

1.37	“Personal Data” has the meaning given to it in Schedule D - Data Protection.

1.38	“Production Set Up” has the meaning given to it in paragraph 11.5 of Schedule A – Services.

1.39	“Project Plan” means the delivery plan setting out each Party’s technical development obligations.

1.40	“Release” means a new release of all or any part of the Platform suitable for use by the Customer in which previously identified Faults have been remedied or to which any modification, enhancement, revision or Update has been made, or to which a further function or functions have been added.

1.41	“Services” shall mean the services detailed in Schedule A – Services and any other services, functions or responsibilities which are reasonably necessary for, and expected in respect of, or incidental to the proper provision of such services and/or the operation and supply of the Platform in accordance with the terms of this Agreement.

1.42	“Service Levels” means the service level responses and response times referred to in the Service Level Table in Schedule C – Service Level Agreement.

1.43	“Service Level Table” means the table set out in 4.2 of Schedule C – Service Level Agreement.

1.44	“SLA” shall mean the service levels detailed within Schedule C – Service Level Agreement.

1.45	“Solution” means a correction of a Fault.

1.46	“Supplier Account Team” means the individuals appointed by the Supplier from time to time who shall serve as the Customer’s primary contacts for the Customer’s activities under this Agreement. The initial members of the Supplier Account Team are listed in Schedule A – Services.

1.47	“Support Period” means the term of the Agreement and, if requested by the Customer, any period during which the Customer transfers the Services to an alternate service provider.

1.48	“Support Request” means a request made by the Customer in Jira in accordance with the SLA for support in relation to the Platform, including correction of a Fault.

1.49	“Term” shall have the meaning given to it in clause 21.1.

1.50	“Termination Compensation” shall mean an amount equivalent to the Monthly Minimum detailed in Paragraph 2.5 of Schedule B – Fees calculated by multiplying such amount by the number of months outstanding of the Term commencing at the point that the Customer serves a termination notice. .

1.51	“Third Party Products” shall have the meaning given to it in clause 18.1.

1.52	“Unacceptable Content” means:

A.	any material which contains any Virus, worms, trojan horses, spyware or other contaminants that may be used to interfere with or access and modify, delete or damage any data files or other computer programs or which provides access to any such contaminants;

B.	any code subject to the GNU General Public License, GNU Lesser GPL, or any other ‘copyleft’ licence, ‘free’ or ‘open source’ licence that requires as a condition of use that other software incorporated into, derived from or distributed with such code be:

i.	disclosed or distributed in free or source code form;

ii.	licensed for the purpose of making derivative works; or

iii.	redistributable at no charge; and/or

C.	any material which is defamatory, obscene or otherwise unlawful.

1.53	“Updates” means revised versions of the Platform that contain bug fixes and/or minor enhancements or improvements, but which do not contain significant new features or functionalities.

1.54	“Virus” means any thing or device (including any software, code, file or programme) which may prevent, impair or otherwise adversely affect the operation of any computer software, hardware or network, any telecommunications service, equipment or network or any other service or device; prevent, impair or otherwise adversely affect access to or the operation of any programme or data, including the reliability of any programme or data (whether by re-arranging, altering or erasing the programme or data in whole or part or otherwise); or adversely affect the user experience, including worms, trojan horses, viruses and other similar things or devices.

1.55	“Vulnerability” means a weakness in the computational logic (for example, code) found in software components that, when exploited, results in a negative impact to confidentiality, integrity, or Availability, and the term Vulnerabilities shall be construed accordingly.

1.56	“Website/(s)” shall mean the internet sites which, as at the Commencement Date, are www.highroller.com.

and any other internet site, mobile site, application, service and/or other means, by means of which each respective Customer offers services and products to the End Users.

1.57	References to a “parent undertaking” or a “subsidiary undertaking” shall have the meaning given in section 1162 Companies Act 2006.

1.58	In this Agreement (except where the context otherwise requires): (i) words denoting the singular include the plural and vice versa; (ii) words denoting any gender include all other genders; (iii) any reference to “persons” includes individuals, bodies corporate, companies, partnerships, unincorporated associations, firms, trusts and all other legal entities; and (iv) use of the terms “include”, “including” or similar shall be construed without limitation.

1.59	Any reference to a Party is to a party to this Agreement and a reference to the Parties is a reference to the Supplier and the Customer.

1.60	Any reference to a statute, statutory provision or subordinate legislation shall be construed as referring to that statute, statutory provision or subordinate legislation as amended, modified, consolidated, re-enacted or replaced and in force from time to time, whether before or after the date of this Agreement.

1.61	The background and schedules to this Agreement shall for all purposes form part of this Agreement.

1.62	If any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it is only in the definition clause, effect shall be given to it as if it were a substantive provision in the body of the Agreement.

1.63	Any reference to a clause, sub-clause, paragraph, or schedule is to the relevant clause, sub-clause, paragraph or schedule of this Agreement unless stated otherwise.

1.64	Clause headings are for convenience only and shall not affect the interpretation of this Agreement.

1.65	The following Schedules are attached to this Agreement and form an integral part thereof:

Schedule A - Services

Annex A to Schedule A – Project Plan

Annex B to Schedule A – Documentation

Schedule B – Fees

Schedule C - Service Level Agreement (SLA)

Schedule D - Data Protection

Annex A to Schedule D – Data Protection

Schedule E - Restricted Territories Policy

1.66	If there is any inconsistency between any of the provisions in the main body of this Agreement and the Schedules, the provisions in the main body of this Agreement shall prevail.

2.	PLATFORM LICENCE - SCOPE AND LIMITATION

2.1	The Supplier grants to the Customer, and the Customer hereby accepts, a limited, non-transferable, non-exclusive, non-assignable license to use the Platform and permit the End Users, where necessary, to use the Platform to provide the Customer’s online gambling services and to allow for installation and integration with the Websites.

2.2	During the Term the Customer may use the Platform as follows:

A.	install it and use it, as well as any related Documentation and any and all Updates thereto, in object code form only, for the purposes set out in this Agreement; and

B.	subject to the limitations in paragraph 2.1, and, to the extent applicable, grant to an unlimited number of End Users sublicenses to the Platform, for use of the Websites and Services and not for further distribution, solely to access or otherwise utilize the Platform as End Users.

2.3	The Supplier reserves any and all rights not expressly granted in this Agreement, including, without limitation, any and all rights to the Platform, modification rights, translation rights, rental rights or any other rights. Further, nothing in this Agreement shall be construed to confer any rights upon the 9 Customer or any third party by implication, estoppel, or otherwise as to any Intellectual Property Rights of the Supplier, except as specifically stated in this Agreement. Without limiting the generality of the aforesaid, except as expressly permitted by this Agreement (or otherwise reasonably necessary for, or incidental to, the exercise of the rights granted under such agreements), or specifically authorized in writing and in advance by the Supplier, the Customer shall not, nor authorise others to:

A.	copy, modify, create derivative works from or distribute the Platform or related Documentation, any part of it, or any copy, adaptation, transcription, or merged portion of it;

B.	decode, reverse engineer, disassemble, decompile or otherwise translate or convert the Platform or related Documentation or any part of it (save as permitted pursuant to Applicable Law);

C.	remove any copyright, proprietary or similar notices from the Platform or related Documentation (or any copies of it);

D.	operate the Platform or any part of it for the benefit of or on behalf of any third party (other than its End Users) that is not a party to this Agreement;

E.	license, sell, rent, lease, transfer, assign, distribute, display, disclose, or otherwise commercially exploit, or otherwise make the Platform and/or Documentation available to any third party except the End Users (front end) and Authorised Users;

F.	introduce or authorise the introduction of, any Virus or Vulnerability into the Platform or Supplier’s network and information systems;

G.	access, store, distribute or transmit any Viruses, or any material during the course of its use of the Platform that is unlawful, threatening, defamatory, obscene, infringing, harassing or racially offensive, facilitates illegal activity, depicts sexually explicit images, promotes unlawful violence, or is otherwise illegal, and the Supplier reserves the right, without liability or prejudice to its other rights to the Customer, to disable the Customer’s access to the Platform where it breaches the provisions of this clause until such breach is remedied; or

H.	attempt to copy, modify, duplicate, create derivative works from, frame, mirror, republish, download, display, transmit, or distribute all or any portion of the Platform and/or Documentation (as applicable) in any form or media or by any means.

2.4	The Customer shall use all reasonable endeavours to prevent any unauthorised access to, or use of, the Platform and, in the event of any such unauthorised access or use, promptly notify the Supplier.

2.5	The rights provided under this clause 2 are granted to the Customer only.

2.6	Supplier warrants that it owns solely and exclusively, or is duly licensed to use, any and all right, title and interest in and to the Platform and any Updates thereof, including any other modification, enhancement, adaptation, translation or other change of, or addition to the Platform. The Customer acknowledges and agrees that, save as otherwise expressly provided under this Agreement, it will not acquire any rights in and to the same, including (unless otherwise agreed by the Parties in writing) where developed by the Supplier based on ideas, suggestions, specifications, demands or proposals by the Customer, or any other third party. In such circumstances, the Customer irrevocably assigns to the Supplier and shall procure an identical assignment from any applicable third party, all right, title, and interest in so far as they relate to copyright in software. The Customer shall not, directly or indirectly, attempt to invalidate for any reason whatsoever, or assert, or assist the assertion by others, that the rights, title or interest in the Platform belong to any third party other than the Supplier, or that they infringe the Intellectual Property Rights of others.

2.7	Without prejudice to Supplier’s obligations under this Agreement, nothing in this Agreement shall prohibit the Supplier in any manner from using, developing, marketing or licensing or otherwise disposing of the Platform or concepts embodied therein anywhere in the world.

3.	PROVISION OF SERVICES BY THE SUPPLIER

3.1	In consideration of the payment of the Fees and in accordance with the terms and conditions set out in this Agreement, the Supplier shall provide or procure the provision of the Services to the Customer as set out in Schedule A - Services.

3.2	Supplier shall provide the Services in accordance with:

A.	the terms of this Agreement;

B.	the SLA;

C.	Good Industry Practice; and

D.	Applicable Laws.

3.3	Supplier shall throughout the Term:

A.	ensure that it is available on reasonable notice to provide such assistance, information or advice as the Customer may reasonably require in relation to the Services;

B.	be responsible for providing all facilities, assets, personnel and other resources necessary to provide the Services in accordance with this Agreement; and

C.	obtain all necessary rights, licences, permissions and consents necessary to perform the Services.

3.4	If Supplier is granted any access to a Customer’s equipment, systems or premises: (i) all such access will be strictly limited to that part of the equipment, systems or premises and the scope of access strictly required to perform the Services; and (ii) Supplier will ensure that its personnel comply with all security procedures and requirements notified to it from time to time in relation to such access.

4.	CONFIGURATION SERVICES

4.1	The Supplier Account Team shall consist of the personnel listed in Schedule A - Services. The Supplier shall use reasonable endeavours to ensure continuity of its personnel assigned to this Agreement.

4.2	The Supplier shall appoint an appropriate person from the Supplier’s Account Team to manage the project. The Supplier shall use reasonable endeavours to ensure continuity of this person but has the right to replace them from time to time with an equivalently qualified and experienced replacement.

4.3	The Supplier shall perform the Configuration Services in accordance with Schedule A - Services. The Supplier shall comply with the Project Plan and use all reasonable endeavours to meet the performance dates set out in the Project Plan and, in any event, shall ensure that the Configuration Services have passed the quality assurance tests (as set out in paragraph 11.3 of Schedule A - Services).

4.4	On delivery of each Deliverable, the Customer shall be able to access the Deliverable online. Within thirty (30) days of the Supplier’s delivery to the Customer of any Deliverable, the Customer shall review the Deliverable to confirm that it functions in material conformance with the Websites and applicable portion of the Platform. If the Deliverable fails in any material respect to conform, the Customer shall give the Supplier a detailed description of any such non-conformance (“Error”), in writing, within the 30 day review period.

4.5	With respect to any Errors contained in any Deliverables delivered to the Customer during the Configuration Services, the Supplier shall correct any such Error as soon as practicable and, on completion, submit the corrected Deliverable to the Customer. The provisions of this paragraph 4.5 shall then apply again until approval is achieved.

5.	CUSTOMER INFRASTRUCTURE

The Customer will maintain its own hardware, infrastructure and operating system and shall host the Platform at its own expense (“Customer Infrastructure”). The Supplier’s Platform will be installed on the Customer’s Infrastructure. If necessary, the Customer will procure, license or adjust its existing Customer Infrastructure to enable the Platform to be implemented.

6.	CUSTOMER DATA

6.1	The Customer shall have sole responsibility for the legality, reliability, integrity, accuracy and quality of Customer Data.

6.2	Both Parties will comply with all applicable requirements of the Data Protection Legislation.

6.3	The Parties acknowledge that for the purposes of the Data Protection Legislation, the Customer is the data controller and in some specific situations the Supplier may be a data processor of the Customer Data. Schedule D – Data Protection sets out the scope, nature and purpose of processing by the Supplier, the duration of the processing and the types of Personal Data and categories of the data subject.

6.4	The Customer will ensure that it has all necessary appropriate consents and notices in place to enable the Supplier to perform its responsibilities in Schedule D – Data Protection for the duration of this Agreement.

7.	TRAINING

7.1	The Supplier undertakes to provide the training to the Customer in accordance with Schedule A - Services.

7.2	Training shall be carried out online as specified in Schedule A - Services, or as may otherwise be agreed by the Customer.

8.	SUPPLIER’S OBLIGATIONS

8.1	The Supplier warrants and undertakes that it shall:

A.	provide all necessary co-operation in relation to this Agreement;

B.	promptly provide the Customer with all information required from time to time by the Customer in order to comply with any requirement of any Gaming Authority;

C.	without affecting its other obligations under this Agreement, comply with all Applicable Laws and regulations with respect to its activities under this Agreement;

D.	ensure that the Services will be performed using due skill and care;

E.	ensure that all of its personnel engaged hereunder shall have the necessary skills, expertise and diligence to undertake such work.

8.2	The Supplier agrees to execute the Initial Scope Document within 30 days after the Commencement Date.

8.3	Subject to the terms of this Agreement, the Supplier does not warrant that the Platform and/or Services will be entirely error-free.

8.4	This Agreement shall not prevent either Party from entering into similar agreements with third parties, or the Supplier from independently developing, using, selling or licensing materials, products or services which are similar to those provided under this Agreement.

9.	CUSTOMER’S OBLIGATIONS

9.1	The Customer shall provide the Supplier with:

A.	all necessary co-operation in relation to this Agreement;

B.	all necessary access to such information as may be reasonably required by the Supplier in order to render the Services, including but not limited to Customer Data, security access information and software interfaces to the Customer’s other business applications (subject to paragraph 3.4);

C.	such personnel assistance, including the Customer Account Team and other Customer personnel, as may be reasonably requested by the Supplier from time to time;

D.	without affecting its other obligations under this Agreement, comply with all Applicable Laws and regulations with respect to its activities under this Agreement; and

E.	carry out all other Customer responsibilities set out in this Agreement or in any of the Schedules in a timely and efficient manner. In the event of any material delays in the Customer’s provision of such assistance as agreed by the Parties which wholly or materially causes a delay to the timetable, the Supplier may adjust any timetable, Project Plan or delivery schedule set out in this Agreement as reasonably necessary.

9.2	Where applicable, the Customer agrees to execute the Initial Scope Document within 30 days after the Commencement Date.

9.3	The Customer agrees to comply with Schedule E – Restricted Territories Policy and shall refrain from conducting any business in the territories listed therein.

10.	FEES

10.1	The Customer shall pay the Supplier the relevant Fees set forth in Schedule B – Fees in accordance with this clause 10.

10.2	Payment shall be made within thirty (30) days from receipt of the invoice.

11.	TAXES

11.1	All payments to be made by the Customer to Supplier hereunder shall be made exclusive of tax and shall be free and clear of and without deduction for or on account of any present or future taxes (including without limitation withholding taxes and value added taxes) imposed or levied by or on behalf of any jurisdiction from or through which such payment is made by the Customer or any authority having the power to tax in connection with the performance by the Supplier of its obligations under this Agreement.

11.2	The Customer is responsible for the payment of all taxes applicable to the Customer.

12.	REPORTS

12.1	Each of the Customer and Supplier shall maintain complete and accurate records containing sufficient information to permit the other to confirm the accuracy of reports delivered and services provided. The Parties shall retain such records for the period required by Applicable Law.

13.	AUDIT

13.1	The Supplier shall be entitled, at any time during the Term, on reasonable notice of at least thirty (30) days to the Customer to appoint a third party auditor (subject to the agreement of appropriate confidentiality undertakings) to inspect and audit the Customer’s facilities or procedures in order to verify that the Customer’s use of the Platform is in accordance with this Agreement. Such audit right shall be limited to once in any twelve (12) month period.

13.2	Any inspection and audit as set forth above shall be at the cost of the Supplier. However, should the Supplier discover, as a result of an audit, and evidence to the Customer any material non-compliance of this Agreement by the Customer by the provision of an audited report (the “Audit Report”), then the Customer shall pay to the Supplier the reasonable and proper costs of the audit. Any such payment due pursuant to this paragraph 13.2 shall be payable by the Customer within thirty (30) days of receipt of the Audit Report.

14.	CHANGE CONTROL

14.1	The Customer’s Authorised Representative(s) and the Supplier’s Account Manager shall meet at least once every month to discuss matters relating to this Agreement. If either Party wishes to change the scope of the Services, it shall submit details of the requested change to the other in writing.

14.2	If either Party requests a change to the scope or execution of the Services, the Supplier shall, within a reasonable time, provide an estimate to the Customer of:

A.	the likely time required to implement the change;

B.	any costs associated with the change;

C.	if applicable, the likely effect of the change on the Project Plan; and

D.	any other impact of the change on the terms of this Agreement.

14.3	If the Customer wishes the Supplier to proceed with the change, the Supplier has no obligation to do so unless and until the Parties have agreed in writing the necessary costs (if any) and any other relevant terms of this Agreement to take account of the change (Supplier’s agreement not to be unreasonably withheld or delayed).

15. CONFIDENTIALITY

15.1	During the Term, each Party may have access to the Confidential Information of the other Party, therefore, the recipient of Confidential Information agrees: (i) not to disclose the disclosing Party’s Confidential Information to any person or entity other than to its shareholders, directors, officers, Affiliates, employees, advisors or consultants and then only on a “need to know” basis and provided that these representatives are bound by written agreement to comply with the confidentiality obligations contained herein; (ii) not to use any of the disclosing Party’s Confidential Information for any purposes except to carry out its rights and obligations under the Agreement; and (iii) to keep the disclosing Party’s Confidential Information confidential using the same degree of care it uses to protect its own Confidential Information, which shall not be in any event less than a reasonable degree of care.

15.2	At any time upon the written request of disclosing Party, the recipient shall return to the disclosing Party, or destroy, in accordance with the disclosing Party’s written instructions, all of the disclosing Party’s Confidential Information in its possession, including without limitation, all writing or recordings whatsoever prepared by the recipient and based on the disclosing Party’s Confidential Information.

15.3	Notwithstanding the foregoing, in the event that the recipient is required by legal process, order of any court of competent jurisdiction, or any Applicable Law, rule or regulation to disclose any of disclosing Party’s Confidential Information, then prior to any such disclosure, the recipient will give prompt written notice to disclosing Party (if permitted by Applicable Law) so that it may seek a protective order or other appropriate relief, and further provided, that if such protective order or other remedy is not obtained, the recipient shall disclose only that portion of the disclosing Party’s Confidential Information that it is legally required to disclose by the advice of its counsel, and shall use all actions required to obtain confidential treatment for such Confidential Information.

15.4	It is agreed that if the recipient fails to abide by its obligations the disclosing Party may be entitled to immediate injunctive relief, in addition to any other rights and remedies available to it at law or in equity.

15.5	The obligations in this clause 15 shall not apply to any Confidential Information, to the extent that it:

A.	comes within the public domain other than through a breach of this Agreement;

B.	is known to the recipient before the disclosure to it by a Party to this Agreement or on its behalf, as proven by written records; or

C.	is disclosed with the other Party’s prior written approval.

15.6	The obligation to protect the Confidential Information shall survive and continue following the termination of the Agreement for a period of five (5) years unless a longer period of protection is available under Applicable Law.

16. THE CUSTOMER’S REPRESENTATIONS AND UNDERTAKINGS

16.1	The Customer represents and undertakes to the Supplier as follows:

A.	It or its Affiliates will obtain and maintain during the Term, at its own expense, the required regulatory licenses and relevant authorizations and permits which may be necessary for the Customer’s performance of its obligations under the Agreement, all in accordance with Applicable Law and orders of all competent authorities. Where required by the Supplier to comply with Applicable Law, the Customer shall provide the Supplier with any and all regulatory licenses, authorizations or permits held by each respective Customer throughout the Term.

B.	It shall not, as part of the Platform or the Websites, make available content, which is illegal, which discriminates on the grounds of race, religion, gender or sexuality, or which depicts sexual force.

C.	It shall comply with the requirements of all Applicable Laws including but in no way limited to the prevention of money laundering and counter-terrorist financing.

D.	It shall be solely responsible for the payment of any applicable Taxes imposed for the operation of its business issued by any governmental authority or under Applicable Law.

E.	It shall be responsible for providing its End Users with customer support. The Customer recognizes that the Supplier has no contractual relationship with the End Users and that End Users may never be referred by the Customer to the Supplier directly.

F.	During the Term of this Agreement, the Customer shall reasonably co-operate with the Supplier in all matters relating to the Services and the Platform; and

G.	It will not authorise End Users to access or use the Platform in any way or manner (including in any territory) which is prohibited by its Gaming Licences.

17. THE SUPPLIER’S REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

17.1	The Supplier warrants, represents and undertakes to the Customer as follows:

A.	It has the requisite qualifications, knowledge, ability and skills required to perform its obligations under the Agreement.

B.	The Platform will perform substantially in accordance with its Documentation and the Supplier will comply with each of its policies comprising the Documentation.

C.	It is at all times compliant with all applicable Data Protection Legislation. Personal Data processed under this Agreement shall be carried out in accordance with Schedule D – Data Protection.

D.	The Supplier shall use all reasonable endeavours to resolve any defects in the Platform as soon as possible including, without limitation, installation, training, provision of bug fixes and remote Maintenance and Support services in accordance with SLA hereto.

Notwithstanding the foregoing, the Supplier shall not be liable for any defect to the extent it results from: (i) use of the Platform by the Customer other than in accordance with this Agreement; (ii) any modification of the Platform not carried out or authorized in writing and in advance by or on behalf of the Supplier; (iii) failure of electric power or environmental control systems outside of the control of the Supplier, or any Force Majeure Event.

E.	it owns all Intellectual Property Rights in the Platform or has obtained from third parties the right to grant the rights granted herein and the Customer’s contemplated use of the Platform in compliance with the terms of this Agreement does not and will not infringe any right of any third party, including without limitation Intellectual Property Rights. Without prejudice to the Customer’s other rights and remedies, should any component of the Platform become the subject of a claim for infringement of any Intellectual Property Rights, the Supplier at its own discretion, shall: (i) procure for the Customer, at no cost to the Customer, the right to continue to use the infringing components, on terms reasonably similar to the terms set out in this Agreement; or (ii) remove the infringing components in a manner which makes their use non-infringing and replace them with assets that functionally equivalent;

F.	it has obtained and shall hold and maintain throughout the Term all gaming licences and all necessary approvals, authorisations, licences, permits and consents required to perform its obligations under this Agreement and subject to the Customer holding any necessary Gaming Licences in respect of the operation of the Websites, the Platform and the provision of the Services shall not violate Applicable Laws;

G.	it has not knowingly introduced or given access on the Platform to any Unacceptable Content; and

H.	it has not knowingly introduced or authorised the introduction of, any Virus or Vulnerability into the Platform or Customer’s network and information systems.

17.2	Except as expressly provided in this Agreement and to the fullest extent allowable by Applicable Law, neither Party makes any other warranty of any kind, whether express, implied, statutory or otherwise, including, without limitation, warranties of merchantability, and fitness for a particular use or non-infringement or those arising in the course of or connected to its performance hereunder, and disclaims any such warranties. Save as set out in this Agreement, the Supplier does not represent or warrant that the Platform or any technology or Services available therein will be error free uninterrupted or that the Customer will profit or derive any economic benefit from the use of the Platform.

18. THIRD PARTY PRODUCTS

18.1	Where the Platform enables the Customer to obtain certain content, products and services integrated into the Platform that are licensed from third party providers on terms and conditions prescribed by such third party provider (“Third Party Products”), such Third Party Product(s) shall be accessed, provided and used solely at the Customer’s own risk and cost and subject to the terms and conditions prescribed to the Customer by such third party provider.

18.2	Any contract entered into for any Third Party Products and any transaction completed via any third party is between the Customer and the relevant third party, and not the Supplier. The Supplier does not endorse or approve any Third Party Product.

18.3	Save in respect of any defects or errors attributable to the Platform or any defects or errors attributable to the integration or management of Third Party Products carried out by the Supplier, and subject to the Supplier’s compliance with the requirements of paragraph 18.1, the Supplier shall not be responsible for the performance of the Third Party Products and shall not be liable for any and all costs, claims damages or fines associated with the use, performance, integration or configuration of any Third Party Product, including, without limitation, any delays or downtime.

18.4	This Agreement and the warranties in this Agreement do not apply to the Third Party Products and the Customer shall be required to obtain applicable warranties under its agreements with the providers of the Third Party Products.

19. INTELLECTUAL PROPERTY RIGHTS AND CUSTOMER’S PROPERTY

19.1	Without prejudice to the limited license granted in clause 2 of this Agreement, the Supplier retains all Intellectual Property Rights in and to the Platform and applicable Documentation and anything developed by the Supplier and delivered to the Customer under this Agreement, including as a result of the Services provided under this Agreement. The Customer will not, directly or indirectly: (i) attempt to invalidate any Intellectual Property Rights in the Platform; (ii) assert that any right, title or interest in the Platform belongs to it or any third party; or (iii) assert that the Platform infringes the Intellectual Property Rights of the Customer or any third party.

19.2	Each Customer grants to the Supplier a limited, irrevocable (save as otherwise stated), non-exclusive, world-wide, non-transferrable, royalty-free license to use the Customer’s brand materials provided by the Customer to the Supplier (“Customer’s Property”) for the sole purpose of the performance by the Supplier of its obligations under this Agreement provided that each use of the Customer’s Property shall be subject to Customer’s prior written approval. For the avoidance of doubt and notwithstanding any other provision of this Agreement, save for the express licences granted under this Agreement, nothing in this Agreement shall grant the Supplier any rights in and to the Customer’s Property, the Customer Data and/or any other materials provided by or on behalf of each Customer.

20. INTELLECTUAL PROPERTY INDEMNITIES

20.1	The Supplier shall, subject to the Maximum Liability Cap specified in 22.3, indemnify, defend and hold harmless the Customer (the “Indemnified Customer”) from and against any and all losses, demands, claims, damages, costs, expenses (including reasonable legal costs and expenses) and liabilities suffered or incurred by the Indemnified Customer in consequence of any claim brought by a third party against the Indemnified Customer that the use of the Platform (or any part thereof) under and in compliance with this Agreement infringes the Intellectual Property Rights of such third party.

20.2	The Customer shall, subject to the Maximum Liability Cap specified in 22.3, indemnify, defend and hold harmless the Supplier (the “Indemnified Supplier”) from and against any and all losses, demands, claims, damages, costs, expenses (including reasonable legal costs and expenses) and liabilities suffered or incurred by the Indemnified Supplier in consequence of any claim brought by a third party against the Indemnified Supplier that the use of Customer’s Property (or any part thereof) in accordance with this Agreement, infringes the rights (including the Intellectual Property Rights) of such third party.

20.3	With regard to indemnification, whenever the relevant Party has an obligation to indemnify under this Agreement, the indemnified Party agrees to comply with the following obligations:

A.	promptly notify the other Party of any claim that could give rise to the indemnity;

B.	make no admissions in relation to such claim;

C.	take reasonable action (including assisting the relevant Party), at the cost of the other Party, to mitigate the effect or quantum of such claim; and

D.	permit the relevant Party to exclusively handle such claim and make all decisions in any subsequent proceedings and conduct negotiations for agreement or settlement.

20.4	Notwithstanding the foregoing:

A.	the Supplier shall have no responsibility for claims of infringement solely to the extent that such claims relate to (and would not otherwise have been made but for): (i) the combination of any component of the Platform with products, software, data or services not provided by the Supplier; (ii) the unauthorized modification, in any way or form, of any component of the Platform by any person other than the Supplier; (iii) use of the allegedly infringing component, if the alleged infringement could have been avoided by the use of a different Release or New Version made available to the Customer; or (iv) the misuse of the infringing component by the Customer in a manner in breach of this Agreement.

21. TERM AND TERMINATION

21.1	This Agreement shall take effect from the Commencement Date and shall continue in full force and effect for 3 years until terminated within the terms of this Agreement (the “Term”).

21.2	Either Party will have the right to terminate the Agreement on immediate notice, if the other Party is in material breach of its obligations under this Agreement, or is in any other breach which either cannot be remedied or, if capable of remedy, has not been remedied within twenty one (21) days of written notice from the non-breaching Party informing it of such breach and of the intention of such Party to terminate the Agreement in case such breach is not cured.

21.3	Either Party will have the right to terminate the Agreement on immediate written notice, if the other Party (i) passes a resolution for winding up (otherwise than for the purposes of a solvent amalgamation or reconstruction), or (ii) has a court issue an order for its winding up, or (iii) becomes or is declared insolvent, or (iv) convenes a meeting for (or makes or proposes to make) any general arrangement or composition with its creditors, or (v) has a liquidator, receiver, administrator, special manager, trustee or similar officer appointed over it or over a majority of its assets, or (vi) ceases (or threatens to cease) to carry on business, or (vii) suffers an analogous event to any of the above, all if not cured within thirty (30) days.

21.4	After the second anniversary of the Commencement Date, the Customer may terminate this Agreement on each subsequent anniversary of the Commencement Date for convenience at any time, in whole or in part, on giving not less than ninety (90) days prior written notice to the Supplier.

21.5	After the first anniversary of the Commencement Date, if the Customer wishes to terminate this Agreement for convenience, in whole, then the Customer shall provide one hundred and twenty (120) days prior written notice and such termination shall take effect at the end of the notice period on the condition that the Customer has paid the Termination Compensation to the Supplier. The Termination Compensation shall be limited to an amount equal to the overall payments due to the Supplier during the three months preceding the termination.

21.6	Consequence of Termination

A.	Upon the termination of the Agreement, for any reason: (i) all rights and licenses granted herein shall terminate immediately; (ii) (save as otherwise agreed) the Customer’s right to use the Platform or any part thereof shall cease immediately; and (iii) the Customer shall disconnect from and remove its content from the Platform; (iv) all outstanding and undisputed sums payable to the Supplier shall immediately become due and payable.

From the date upon which: (i) the notice to terminate is served on the other Party; or (ii) the expiry of this Agreement, the Parties shall in good faith plan for the orderly closure or migration of the Websites, the transfer of all Customer Data to the Customer and the provision of the necessary transitional services to continue to operate the Platform and/or transition to an alternative replacement platform. If the Customer notifies the Supplier at the time it serves or receives notice of termination, or prior to the expiry of the Agreement, that it desires to continue to operate the Platform and/or transition the Websites to an alternative platform provider, the Supplier shall continue to provide Services pursuant to this Agreement in order to affect the continued operation of the Platform and/or orderly transition of the Websites (and the Parties shall continue to meet the applicable obligations in connection therewith) for the period specified, not to exceed six (6) months.

B.	The expiry or termination of this Agreement for any reason shall not affect: (i) any rights, obligations or liabilities accrued before the date of termination or expiry; (ii) any rights, obligations or liabilities intended by their nature to survive termination or expiry, including, without limitation, Clauses 1, 5, 13, 15, 20, 21.3, 22, 23, 26, 31.2, 35 and 36.

22.	LIMITATION OF LIABILITY

22.1	Nothing in this Agreement shall exclude or limit liability for (i) death or personal injury; (ii) fraud or fraudulent misrepresentation; or (iii) any other liability that cannot be excluded or limited at law.

22.2	In no event shall either party be liable to the other for (i) indirect, consequential, incidental or special damages (ii) loss of goodwill or any reputational damage, in each case arising from any claim or action hereunder (including without limitation any indirect loss of profits) based on contract, tort (including negligence) or other legal theory, and whether advised of the possibility of such damages.

22.3	Subject to paragraphs 22.1 and 22.2 the maximum liability of either party under or in connection with this Agreement (including without limitation any indemnity claim under this Agreement or any losses arising from any errors, Faults or defects in the Platform which result in erroneous amounts being awarded to End Users) howsoever arising and with respect to any indemnity provided in this Agreement, shall be limited to three hundred thousand euros (€300,000) in the aggregate (for one or multiple claims) and throughout the term of this Agreement AND for any indemnity claims arising under clause 20.1 shall be limited to one million euros (€1,000,000)(the “Maximum Liability Cap”).

23. GOVERNING LAW & JURISDICTION

23.1	This Agreement shall be governed and construed in accordance with the laws of England.

23.2	The Parties irrevocably agree that the courts of England shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

24. COSTS

24.1	Except as expressly provided in this Agreement, each party shall pay its own costs incurred in connection with the negotiation, preparation, execution and registration of this Agreement and any documents referred to in it.

25. DISPUTE RESOLUTION

25.1	Any dispute which may arise between the Parties concerning this Agreement shall be determined as provided in this clause 25.

25.2	For the purpose of this clause 25, a dispute shall be deemed to have arisen when one Party serves on the other Party a notice in writing stating the nature of the dispute (a “Dispute”).

25.3	After service of the notice of Dispute, the following procedure shall be followed by the Parties (all periods specified in this clause 25 shall be extendable by mutual agreement):

A.	within two (2) days, representatives of the Parties shall meet to attempt to settle the Dispute;

B.	if the representatives are unable to reach a settlement within seven (7) days from the date of service of the notice, the Chief Executive Officers of the Parties shall meet within the following fourteen (14) days to attempt to settle the Dispute; and

C.	if no settlement results from the meeting specified in point B, either Party shall be entitled to issue proceedings to be finally resolved by the courts of England.

D.	Nothing in this clause shall prevent either Party from seeking interim relief in connection with this Agreement.

26. ENTIRE AGREEMENT

26.1	This Agreement is the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all prior understandings, agreements and discussions between them, either written or oral, with respect to such subject matter.

26.2	Each Party acknowledges that in entering into this Agreement it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement.

26.3	Each Party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this Agreement.

26.4	Nothing in this clause shall limit or exclude any liability for fraud.

27. VARIATION

27.1	No variation, alteration or modification to any of the provisions of this Agreement shall be valid unless made in writing and signed by both Parties.

28. ASSIGNMENT AND SUBCONTRACTING

28.1	Neither Party shall assign, sub-contract, declare a trust over or transfer the Agreement or any of its rights or delegate any of its obligations hereunder without the prior written approval of the other Party, such approval not to be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, the Customer shall be entitled to assign or novate the Agreement to an Affiliate without the Supplier’s approval.

28.2	Notwithstanding paragraph 28.1, the Customer hereby agrees to the Supplier utilising the services of Techmojo Solutions Pvt Ltd, Hyderabad, India for development and support services related to this Agreement.

29. FORCE MAJEURE

29.1	Neither Party shall be liable hereunder for any failure or delay in the performance of its obligations hereunder due to any condition beyond its reasonable control, including without limitation to, strikes, shortages, riots, insurrection, fires, floods, storms, explosions, earthquakes, public internet outages, acts of God, war and governmental action, pandemics or epidemics (“Force Majeure Event”).

29.2	The Party subject to the event of Force Majeure Event shall, as soon as reasonably practicable (and in any event within two (2) Business Days), give written notice of the event to the other Party, such notice to include a reasonable forecast of the duration of the event and use best endeavours to mitigate the effect of such Force Majeure Event.

29.3	If the Force Majeure Event continues for more than ninety (90) consecutive days and is directly linked to the non-performance of the Agreement then the unaffected Party shall have the right to terminate the Agreement or suspend or terminate any relevant part of the Services impacted by the event of Force Majeure by providing to the other Party thirty (30) days written notice.

30. NO PARTNERSHIP OR AGENCY

30.1	The Parties hereto are and shall remain independent contractors, and nothing herein shall be deemed to create any agency, partnership or joint-venture relationship between the Parties. Neither Party shall be deemed to be an employee or legal representative of the other, nor shall either Party have any right or authority to create any obligation on behalf of the other Party.

31. THIRD PARTY RIGHTS

31.1	This Agreement does not give rise to any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

31.2	The rights of the parties to rescind or vary this Agreement are not subject to the consent of any other person.

32. ANTI-BRIBERY AND ANTI-CORRUPTION

32.1 The Parties shall comply with all Applicable Laws, statutes and regulations relating to anti-bribery and anti-corruption including the Bribery Act 2010.

33. ANNOUNCEMENTS

33.1	No Party shall make, or permit any person to make, any public announcement concerning the existence, subject matter or terms of this Agreement, the wider transactions contemplated by it, or the relationship between the Parties, without the prior consent of the other Party (such consent not to be unreasonably withheld or delayed), except as required by law, any governmental or regulatory authority (including, without limitation, any relevant securities exchange), any court or other authority of competent jurisdiction.

34. SEVERANCE

34.1	If any provision or part-provision of the Agreement is adjudged by a court of competent jurisdiction to be unenforceable, invalid or otherwise unenforceable, such provision or part-provision shall be interpreted so as to best accomplish its intended objectives, or (where this is not possible) deemed deleted, and the remaining provisions will not be affected and will continue in full force and effect.

35. WAIVER

35.1	The failure to require performance of any provision of the Agreement shall not affect a Party’s right to require performance at any time thereafter; nor shall a waiver of any right constitute a waiver of such right on another occasion.

36. RIGHTS AND REMEDIES

36.1	Except as expressly provided in this Agreement, the rights and remedies provided under this Agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

37. NOTICES

37.1	Any notice required to be given under this Agreement shall be in the English language and in writing, and may be given by e-mail (with receipt confirmation), by personal delivery or by sending the same through the post via prepaid registered envelope addressed to the other Party at its address set forth above or any other address provided by such Party, in writing, to the other Party for the purposes of this clause and any notice so given shall be deemed to have been served: (i) upon receipt when delivered personally; (ii) upon confirmation of receipt when sent via e-mail; (iv) within one (1) Business Day of being sent via courier; or (v) within three (3) Business Days of being sent via registered or certified mail (postage prepaid). All notices shall be sent to the following address or point of contact details:

For the Supplier:

E-mail address for general queries: info@pragmatic.solutions

E-mail address for invoice-related queries: invoices@pragmatic.solutions

For the Customer:

E-mail address to copy legal notices: legal@highroller.com

E-mail address for general queries: stakeholders@highroller.com

E-mail address for invoice-related queries: finance@highroller.com

38. COUNTERPARTS

38.1	This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together are deemed to be one and the same agreement.

The Parties have entered into this Agreement on the Commencement Date.

Customer	Supplier
HR Entertainment Ltd	Pragmatic Solutions (IOM) Ltd

By: Maricel Vai	By: Christopher John Davies

Signature:	Signature:

Date:	31/01/2023	Date:	31/01/2023

Schedule A

Services

1.	INTRODUCTION

1.1.	The Supplier shall supply the Platform and carry out any Configuration Services necessary to provide the same in accordance with the Agreement and the Project Plan.

1.2.	The Supplier agrees to provide the following Services to the Customer:

A.	to deliver and install the Platform;

B.	to carry out, in conjunction with the Customer, the acceptance tests;

C.	provide software Maintenance and Support in accordance with this Agreement including Schedule C – Service Level Agreement;

D.	provide the training specified in the Project Plan;

E.	make available to the Customer suitably qualified personnel to carry out such professional services on a consultancy basis concerning any development work or services that are outside of scope of the Agreement.

1.3.	In performing the Services, the Supplier shall comply with the Customer’s reasonable instructions to ensure minimal disruption to the Customer’s business and the operation of the Websites.

2.	PLATFORM SOFTWARE

2.1.	The Supplier will implement a Platform that includes the following back-office functionality. For the avoidance of doubt, the detail relating to the content of the Platform is further included within the web-enabled demonstration of the Platform and the Documentation:

A.	Player Account Administration – A customer service console for the customer support agents, supervisors, or administrators to provide a detailed overview of End User accounts profiles, statuses, transaction history, limits and restrictions, deposits and withdrawals, KYC status, segmentation history, and numerous other account-level attributes and settings.

B.	End User Wallet – An accounting facility to update and maintain a real-money, bonus money, and loyalty points balance for an End User in any currency and with the facilities to designate rules that govern the priority to debit and credit each balance in a new transaction.

C.	Customer Relationship Management – Tools to allow for the creation of End User communications (email or SMS) and to designate trigger conditions that initiate the dispatch of a message. These communications may be transactional (system messages) or marketing related.

D.	Segmentation – Tools to allow for rules-based qualification criteria to be designated which, when met by an End User result in the End User being added to the segmentation group. The qualification criteria are monitored in real-time and may be used to trigger a marketing campaign, issuance of a bonus, trigger a change in account settings, or to remove the End User from a segmentation group.

E.	Bonus and Promotions Management – Tools to allow for the creation/edit of End User bonuses that are awarded based upon segmentation qualification or account transaction activity. Bonuses may be configured based upon a variety of designated conditions and can result in the award of real money, bonus money, loyalty points, or other status changes to the End User account. The bonuses may be targeted towards specific products and restricted in redemption based upon a variety of available parameters. Bonuses may also be structured in campaigns thereby creating a promotion comprised of layered qualification criteria and bonus eligibility.

F.	Loyalty Programme Management – Tools to allow for the creation of an End User rewards programme based upon the issuance of loyalty points. Loyalty points programmes may be tiered and reward End Users for their activity with the Customer based upon designated qualification criteria.

G.	Payments Management Console – Tools to allow for the management of the available payment options to End Users based upon designated qualification criteria and account status. The administrative facility allows for the orchestration of payment transactions across multiple third party payment service providers and to impose transaction limits, conditions, and fees.

H.	Risk and Fraud Management – Tools to allow for the designation of potential markers of risk or fraud criteria that when monitored against real-time End User transactional activity, will result in a subsequent action being triggered on the End User account (flag, restriction, limitation, suspension, etc.).

I.	End User KYC Management – Facilities to configure rules that define KYC thresholds which must be met by End Users based upon account information provided and checked against third party data sources to confirm the End User identity and eligibility to be permitted to transact with the Customer.

J.	Settings and Administrative Controls – Administrator functionality to manage secure access to the Platform by the Authorised Users of the Customer. These tools allow for the designation of End User profiles and the specification of Platform attributes or features that an authorised Platform user may view, edit, or delete. Tools also allow for the logging and audit of administrative user activity on the Platform for security purposes. Other Platform settings such as default currency, time zone, password control, etc. are managed in this part of the Platform.

K.	Reporting – The Platform supports a number of built-in reports at the Customer or End User level and is based on real-time transactional activity. These Platform level reports may be further enhanced by the addition of optional external business intelligence reporting tools that leverage the transactional data stored in the database.

L.	Multi-Brand Management – The Player Account Management platform is a multi-tenant platform that allows the Customer to operate numerous Brands from a single instance of the platform with different administrative privileges, configurations and services applying to each Brand.

M.	Content Management System (optional additional licensed product) – A content publishing tools is available to support the administration of the End User content as published on the Customer Website applications. This additional platform module provides the ability to dynamically modify the content published to specific End Users based upon attributes of their End User account within the Platform. The tool allows for multi-lingual content and the ability to publish multiple brand websites from a single instance of the Content Management System.

3.	THIRD PARTY PRODUCTS

3.1.	The Supplier Platform is integrated with a variety of third party content and service providers. These integrations include popular software game providers, payment solutions, live-chat, mailings, SMS, risk management, marketing optimization/tracking and affiliate programs. As part of the Configuration Services the Supplier and Customer shall agree the Third Party Products to be integrated into the Platform. The integration of Third Party Products will be managed by the Supplier together with the third party provider of the Third Party Products.

3.2.	Third Party Products shall be provided in accordance with clause 18 of the Agreement.

4.	TRAINING

4.1.	The Supplier shall provide the training services on the Platform as detailed as a milestone within the Project Plan.

4.2.	All Training shall be provided in the English language and will generally be provided via Microsoft Teams or some other suitable video conferencing application (for example skype or bluejeans).

4.3.	Training on the Platform and, if applicable, the Supplier CMS) is performed prior to Go Live date. Dates will be agreed upon between the Customer and Supplier and where possible will be added to the Project Plan. If dates change for the provision of Training they will be notified and agreed upon between the Parties.

4.4.	Training is generally divided into distinct sessions, which will often take part on different dates and will follow a planned timeline (for example Customer service Training section will be provided as close to Go Live as possible so that the Platform has data to work with and display).

4.5.	Additional Training and planned Q&A sessions can be requested by a Customer and provided post Go Live. There is no limit to the number of attendees to a Training session.

4.6.	Training onsite may be provided but is dependent on availability. All pre-approved costs and expenses associated with onsite training will be borne by the Customer.

5.	KEY CONTACTS

5.1.	The Supplier Account Team shall consist of the following:

A.	Senior Account Manager;

B.	Senior Product Manager;

C.	Head of Account Management.

5.2.	The Customer’s Authorised Representative(s) shall consist of the following:

A.	CEO – Idan Levy

B.	COO – Reuben Bog Caruana

C.	CTO – Isaac Sant

D.	CPO – Andrew Micallef

E.	CLCO – Andrei Andronic

6.	MAINTENANCE AND SUPPORT SERVICES

6.1.	The Supplier shall provide the Maintenance and Support services as detailed below and within Schedule C – Service Level Agreement.

6.2.	The Supplier generally provides Updates to the Platform software monthly. The Supplier shall use reasonable endeavours to issue a release document providing a high-level summary of the changes that will be included within the relevant Release.

6.3.	The timing of the Release shall be notified to the Customer.

6.4.	The Supplier shall from time to time make available and install Releases to the Customer’s systems without charge and in any event no less frequently than such Releases are made available to other commercial users of the Platform.

7.	CONFIGURATION SERVICES

7.1.	The Supplier shall provide the Configuration Services as detailed within clause 4 of the Agreement and as detailed below. The Configuration Services will include:

A.	Deliverables also referred to as Milestones within the Project Plan will be dependent on the Customer’s requirements and scope that will be discussed and agreed upon during scope workshops commencing after the Commencement Date.

B.	Project Plan as detailed in Annex A to this Schedule A – Services. The Project Plan will be finalised during the scoping workshops.

8.	CONSULTANCY SERVICES

8.1.	If required, the Supplier shall provide additional services that are outside the scope of this Agreement (the “Consultancy Services”). These services shall be charged in accordance with the Fees detailed within Schedule B – Fees.

8.2.	Where the Supplier agrees to provide Consultancy Services, such agreement shall be embodied in order for Consultancy Services. Each order shall be made under, and shall incorporate, the terms of this Agreement.

9.	DOCUMENTATION

The Supplier shall provide the Documentation to the Customer as detailed within Annex B to this Schedule A – Services.

10.	CHANGE REQUEST

10.1.	The change request shall be documented in a Jira ticket raised by the Customer. If either Party requests a change to the scope or execution of the Services, the Supplier shall provide an estimate to the Customer of:

A.	the likely time required to implement the change;

B.	any costs associated with the change;

C.	if applicable, the likely effect of the change on the Project Plan; and

D.	any other impact of the change on the terms of this Agreement.

11.	ACCEPTANCE TESTS

11.1.	There are three phases to acceptance testing, namely (i) Staging Set Up (Pre Go Live), (ii) Production Set Up (Pre Go Live) and (iii) Post Go Live.

Staging Set Up (Pre Go Live)

11.2.	The Supplier shall provide the Customer with full remote access to a test instance of the Platform in a staging environment. This is the first phase of acceptance testing covering Staging Set Up (Pre Go Live).

11.3.	The Supplier shall carry out various Quality Assurance Tests (the “QAT”) on the test instance of the Platform in a staging environment. Once the relevant part of the Platform has passed QAT and been approved by the Supplier, the Supplier shall notify the Customer and the relevant part of the Platform that has passed QAT is ready to be tested by the Customer as part of the User Acceptance Testing (the “UAT”) phase. The UAT shall be started as soon as reasonably possible after the Supplier has notified the Customer.

11.4.	If any part of the Platform fails to pass the Customer’s UAT based upon the requirements defined in the Initial Scope Document, the Customer shall, within five (5) days from the completion of the UAT notify the Supplier by raising a Jira ticket to this effect, giving details of such failure(s). The Supplier shall remedy the defects and the relevant UAT shall be repeated within a reasonable time.

Production Set Up (Pre Go Live)

11.5.	Once the Platform has passed the QAT and the Customer’s UAT on the test instance of the Platform, the Platform will move to the second phase of acceptance testing, namely, the “Production Set Up”. This phase shall take place approximately two (2) weeks prior to the actual Go Live date of the Platform. This period is used for the Customer to familiarise themselves with the detailed functionality of the Platform and for the Supplier to address any issues identified or raised by the Customer. The Supplier shall deploy any changes directly onto the Customer’s Production Set Up and shall then notify the Customer who shall carry out further UAT on the deployed change as soon as reasonably possible.

11.6.	This escalation process for the correction and remedy of any defects and/or deficiencies during this phase replicates the process detailed in paragraph 11.5 above.

11.7.	Acceptance of the Platform shall be deemed to have occurred on whichever is the earliest of:

A.	the signing by the Customer of any acceptance certificate;

B.	the expiry of five (5) days after the completion of all of the QAT, unless the Customer has given any written notice under paragraph 11.4;

C.	the expiry of ten (10) days after each QAT if the UAT for that module have not started; or

D.	the use of the Platform by the Customer in the normal course of the business.

Post Go Live

11.8.	Once the Platform has been accepted by the Customer in accordance with paragraph 11.7 above, the Supplier shall provide a production support team to resolve any issues. Any issues, bugs, errors, defects and/or deficiencies identified shall be dealt with in accordance with the priority levels detailed within Schedule C – Service Level Agreement.

Annex A to Schedule A – Project Plan

To be finalised in accordance with the Initial Scope Document.

Annex B to Schedule A – Documentation

DOCUMENT REPOSITORY – PLEASE REFER TO CLIENT HUB THIS INCLUDES ALL CLIENT DOCUMENTATION – INCLUDING THE FOLLOWING:

●	Backoffice user guide

●	Front office user guide

●	Platform API Documentation

●	CMS API Documentation

Schedule B – Fees

1. HOSTING AND INFRASTRUCTURE

1.1.	Supplier’s Platform is “operator hosted”, meaning the Customer procures and manages the infrastructure, hosting, hardware, games software, third party content and service providers. The Supplier is responsible for deploying and maintaining the Platform software.

2. FEES FOR THE PLATFORM AND RELATED SERVICES

2.1.	For the purposes of this Agreement, “Gross Gaming Revenue” (“GGR”) shall mean, for each calendar month, the aggregate amount of all wagers staked by End Users on the Websites less any amounts payable as winnings to End Users.

2.2.	The Supplier shall be paid the fees in accordance with the table below:

Item	Qty	Cost	Cost
Platform set up fee	1	€40,000.00	€ 40,000.00	PAID
Migration fee	1	€20,000.00	€20,000.00	PAID
Maintenance Fees (per month)	1	As per table 2.4 below
AcuBI	1	€2,000 per month	€2,000
Total Set up fees:			€60,000.00	PAID

2.3.	If the Customer enters into any new jurisdiction supported by the Supplier a set-up fee for each new market of €21,500 shall be payable. If the Customer enters new jurisdictions that are not yet supported by the Supplier a new set up fee shall be agreed upon for those markets.

2.4.	Recurring fees charged to the Customer shall include:

Platform Infrastructure Maintenance Fee:	Cost
€0 - €1m GGR:	€2,000.00
Every €1m GGR thereafter:	€1,000.00

2.5.	The monthly minimum paid by the Customer shall be calculated as follows:

Monthly Minimum
Time	Revenue Share
6 months +	€15,000

The monthly minimum fees as set out in this table 2.5 shall apply at the earlier of (i) 6 months post the Commencement Date or the (ii) Go Live date. The monthly minimums shall be payable only in cases when the royalty rate due in a month as calculated in accordance with table 2.6 does not exceed the revenue share monthly minimum for that respective month.

2.6.	The royalty rate shall be calculated in accordance with the tier pricing model as below. The royalty rate for each tier applies in proportion to the total monthly GGR within that tier. The proportion of revenue within each band shall be charged at the corresponding royalty rate for that tier. The royalty rate shall be aggregated across the different brands of the Customer.

Tier	GGR Band	Royalty Rate (%)
1	€0-1,000,000	2.00
2	Over €1,000,000	1.50

2.7.	Outside of the initial website development, Platform set up and initial integrations, any bespoke development work performed by the Supplier will be charged in addition to the fees set out in paragraphs 2.2 to 2.6. at the rate of €65 per hour.

2.8.	The Customer shall also be supplied with a. dedicated Account Manager that will support all relevant brands of the customer and any related companies within its group. The Account Manager will be charged at the rate of €6500 per month payable monthly in arrears.

Schedule C

Service Level Agreement (SLA)

1.	SCOPE OF THE SERVICE LEVEL AGREEMENT

1.1.	The purpose of this SLA is to confirm the Maintenance and Support services and the agreed levels of Availability of the Platform provided by the Supplier to the Customer under the Agreement, and the manner by which any Downtime or Faults in the Platform will be reported and processed by the Supplier.

1.2.	Capitalized terms used herein without definition shall have the meaning ascribed to them in the Agreement.

2.	Platform Availability Level

2.1	The Supplier shall proactively maintain the Platform in order to ensure its Availability and will always provide the Platform with minimal disruption and Downtime to the Customer. The Availability shall be subject to the Exclusions detailed in clause 9 below. For the purpose of calculating Availability, the Platform will be deemed unavailable for the duration of a P1 and/or P2 incident.

3.	Priority Levels

3.1	Any incident will be communicated to the Supplier using the appropriate escalation process and communication channel in accordance with the priority levels set out below.

3.2	Priority Level Description

Priority Level	Description
P1 - Critical

Business Critical Failure - Major Platform functionality is critically affected or is unavailable with the result that:

(a)   more than 50% of End Users are affected by the incident,

(b)   the entire system or site is down, and there is no possibility for the Customer to use the Platform.

Examples: A P1 is when any of the ‘key’ functionality of the Platform is not working. For example: Login, Registration, Game play, or Deposit affecting more than 50% of End Users.

P2 - High	Business Critical Failure - Major Platform functionality is critically affected or is unavailable with the result that:
(a) a considerate percentage but less than 50% of End Users are affected by the incident, (b) the majority of system or site is down, and there is no possibility for the Customer to use the Platform.

Examples:

A P2 may include but is not limited to, when one element of the key functionality of the Platform is not working. For example: Login, Registration, Game play, or Deposit, bonus rewarding, bonus redemption affecting less than 50% of End Users.

P3 - Medium	System defect - Non-critical business process or Platform functionality is moderately affected. Platform performance is degraded. Platform functionality is noticeably impaired, but most business operations are able to continue.

Examples:

A P3 may include but is not limited to when a specific game provider or specific payment method is not working or when any of the sub systems are not working or back-office issues that do not impact the End User.

P4 - Low	Minor Error: Business process or Platform functionality is marginally affected. Example: A P4 may include but is not limited to, single End User issues.

3.3	The Parties may, on a case-by-case basis, agree in writing to a reasonable extension of the Service Level response times.

3.4	The Supplier shall give the Customer regular updates of the nature and status of its efforts to correct any incident.

4.	Response Times

4.1.	The Supplier shall prioritise:

4.1.1	all Support Requests based on its reasonable assessment of the severity level of the Fault reported; and

4.1.2	respond to all Support Requests, in accordance with the responses and response times specified in the table set out at in paragraph 4.2 below.

Response times are determined by the classification and priority levels as stated below. The Customer must understand the below clarification and follow the correct procedure once the priority levels have been defined.

4.2.	Service Levels Table

Priority Level	Initial Response Time	Temporary Fix / Workaround	Underlying Problem Resolved (Permanent Fix)	Regular Updates during the earlier of the temporary/permanent fix/workaround
P1 - Critical	Within 15 minutes

The Supplier shall exercise Commercially Reasonable Efforts until full restoration of function is provided.

The Supplier shall work on the problem continuously and aim to implement a temporary Solution within 3 (three) hours of receipt of the Initial Response Time.

If the Supplier delivers a Solution by way of a workaround/temporary fix that is reasonably acceptable to the Customer, the severity level assessment shall reduce to a severity level P3 or lower.

			The Supplier shall work on the problem continuously and aim to implement a Solution as soon as reasonably practicable, but no later than 1 Business Day after the receipt of the actual Initial Response Time.	Every 30 minutes
P2 - High	Within 1 hour

The Supplier shall aim to provide a temporary fix within 6 (six) hours after the Initial Response Time has elapsed.

If the Supplier delivers a Solution by way of a workaround/temporary fix that is reasonably acceptable to the Customer, the severity level assessment shall reduce to a severity level P3 or lower.

			The Supplier shall provide a Solution as soon as practicable, but no later than 1 Business Day after the Initial Response Time has elapsed.	Every 1 hour
P3 - Medium	Within 2 hours	The Supplier shall aim to provide a temporary fix within 8 (eight) hours during a Business Day after the Initial Response Time has elapsed.	The Supplier shall aim provide a Solution as soon as reasonably practicable after the Initial Response Time has elapsed or at the next appropriate Release update of the Platform.	Once daily
P4 - Low	Within 1 Business Day	The Supplier shall aim to provide a temporary fix within 5 (five) Business Days after the Initial Response Time has elapsed.	The Supplier shall aim provide a Solution as soon as reasonably practicable after the Initial Response Time has elapsed or at the next appropriate Release update of the Platform.	Twice. 1x confirmation 1x on resolution

5.	Maintenance and Support Services

5.1.	During the Support Period, the Supplier shall perform the Maintenance and Support Services in accordance with the Service Levels.

5.2.	As part of the Maintenance and Support Services, the Supplier shall:

A.	provide Help Desk Support by means of communication via a Jira ticketing system and/or Microsoft Teams;

B.	commit the necessary resources to achieve the Service Levels;

C.	correct all Faults notified as soon as reasonably practicable; and

D.	provide technical support for the Platform in accordance with the Service Levels.

5.3.	The Customer acknowledges that the Supplier is not obliged to provide out-of-scope Services.

6.	Support Request Procedure

6.1.	The Customer may request Maintenance and Support Services by way of a Support Request.

6.2.	Each Support Request shall include a description of the Fault and, where relevant, the start time of the incident.

6.3.	The Customer shall provide the Supplier with:

A.	prompt notice of any Faults which it becomes aware of; and

B.	such output and other data, documents, information, assistance and (subject to compliance with all Customer’s security and encryption requirements notified to the Supplier in writing) remote access to the Customer system, as are reasonably necessary to assist the Supplier to reproduce operating conditions similar to those present when the Customer detected the relevant Fault and to respond to the relevant Support Request.

6.4.	All Maintenance and Support Services shall be provided on an off-site basis from the Supplier’s office.

6.5.	The Customer acknowledges that to properly assess and resolve Support Requests, it may be necessary to permit the Supplier direct remote access to the Customer systems, files, equipment, and personnel.

6.6.	The Customer shall where required provide such remote access promptly, provided that the Supplier complies with all the Customer’s reasonable security requirements notified to the Supplier in writing reasonably in advance and the other relevant terms of this Agreement.

6.7.	The Customer shall submit a Support Request as detailed in this paragraph.

Reporting a Fault: When submitting a Support Request, the Customer shall provide the following information to the Supplier’s representative(s):

A.         Customer name;

B.	Contact name and any other relevant contact names;

C.	Preferred means of contact (email (Ticket) or Microsoft (MS) Teams);

D.	Detailed description of the issue (including any error or debugging messages);

E.	Severity of the issue in relation to its impact on the Customer’s business operations; and

F.	If applicable, Steps to reproduce the issue.

Contact Method based on Priority

Priority Level	Communication channel to be use
P1 - Critical	Ticket, MS Teams
P2 - High	Ticket, MS Teams
P3 - Medium	Ticket
P4 - Low	Ticket

7. Resolution Procedure

The following is the normal procedure which is followed once a Support Request is received by the Supplier.

a.	The Supplier receives the request from the Customer via a Ticket (in accordance with the above table in paragraph 6.7) raised on Jira. The Ticket ID shall also be classified as the request ID which will be automatically assigned to the Customer when a Ticket is raised.

b.	The Supplier’s representative shall review the request and confirms the request clarification.

c.	The request is evaluated, and the necessary resources are engaged.

d.	Where practicable, the Supplier’s representative shall provide an estimated timeframe and ensure that the Customer is informed and updated on the progress of the issues in accordance with the paragraph 3.4.

e.	In the case that the resolution of the Fault is taking longer than anticipated, the Supplier’s representative will follow necessary escalation procedures to ensure that further resources are assigned to the task (if required) and that the Customer is updated on the progress.

f.	If the Fault is resolved using a workaround, the Supplier will plan the necessary fixes to ensure that a long-term Solution is implemented within the next update of the Platform.

g.	The Supplier shall provide the Customer with real-time information on the status of the resolution of the Fault. Once the Fault is resolved the Supplier’s representative will discuss the Fault internally and in the case of P1 or P2 incidents, the Supplier shall, within two (2) Business Days, send out an incident report stating the summary of the issues, the resolution of the issue and also the necessary steps taken to ensure the incident does not occur again.

8.	Planned Maintenance

8.1.	Supplier will need to perform a number of Updates to the software of the Platform which shall include scheduled maintenance, Updates and Releases from time to time to maintain the Availability and performance of the Platform.

8.2.	The Supplier will inform the Customer through MS Teams, Jira ticket or email at least five (5) working days in advance of any planned maintenance. In the event that the Supplier needs to perform unplanned maintenance to resolve immediate issues (the “Emergency Maintenance”), the Supplier will use reasonable efforts to provide prior notice to the Customer as promptly as possible.

8.3.	The Customer will provide the Supplier with the same advanced written notice in respect of any patches, system upgrades or changes to its infrastructure where the works may or are likely to affect the Platform.

8.4.	Every month the Supplier will request a planned maintenance window of three (3) hours to deploy the latest Release of the Platform and shall use all reasonable endeavours to comply with the Customer’s requested time to carry out the planned maintenance to take account of the Websites peak trading hours (the “Planned Maintenance Window”). If the Customer requests the Supplier to make additional Releases during the month then each additional maintenance window could be up to an additional three (3) hours, which may overlap with the Planned Maintenance Window.

8.5.	Maintenance outside the Planned Maintenance Window will be announced by e-mail by Supplier at least five (5) days in advance.

8.6.	Any planned maintenance (i) outside the Planned Maintenance Window and/or not announced in advance in accordance with the foregoing, or (ii) in excess of three (3) hours per calendar month, will be counted as Downtime.

8.7.	For the avoidance of doubt, Supplier may deploy at any time outside Planned Maintenance Window provided that such deployment does not impact or affect the Availability of the Platform or provided Services. For the avoidance of doubt any such deployment shall still require the Supplier to provide advance notification to the Customer as per paragraph 8.5 above.

9. Service Credits

9.1.	When Downtime in a month exceeds the amount detailed in paragraph 11 below, the Customer shall apply to Supplier a service credit according to the table below:

Availability/Downtime	Service Credit (% of Monthly Revenue Share)
0-3 hours	5%
3-9 hours	10%
9hours	15%

9.2.	Service Credits shall only apply to P1 – Critical Incidents.

9.3.	Service Credits shall only apply as of the first month in which the Monthly Minimum fees shall begin to apply (in accordance with paragraph 2.5 of Schedule B of the Agreement).

9.4.	Service Credits shall only apply if the Supplier is unable to meet the targets set out herein with respect to P1 – Critical Incidents.

9.5.	Subject always to the provisions of Sections 10, 11 and 12 below, the service credits shall be off-set against any future service fees otherwise due to the Supplier under the Agreement.

9.6.	The Supplier’s entire liability in respect of any failure on its part in relation to any downtime shall be payment of the above service credits pursuant to this Schedule.

9.7.	The maximum service credit payable to the Customer in any given calendar year shall be capped at the average Monthly Revenue Share (percentage of GGR) the Supplier has received for the period of the 3 months preceding to the event giving rise to the claim for service credits.

10. Exclusions

10.1.	For the purposes of calculating Availability, any P1 or P2 incident caused solely by any of the following shall be disregarded:

A.	Overall internet congestion, slowdown, or unavailability of generic public internet services (e.g. DNS Services);

B.	Force Majeure Events;

C.	Any planned maintenance in accordance with paragraph 8 of this SLA;

D.	Any incident related to Downtime that cannot be attributed to the Supplier such as insufficient, faulty, hardware or software of the Customer;

E.	Any action required by any third party who is outside the control of the Supplier;

F.	Any delay by a relevant third party who is outside the control of the Supplier in providing necessary assistance and information to the Supplier;

G.	Any negligence, wilful act or omission of any third party acting on the Customer’s behalf and who is outside the control of the Supplier (including but not limited to, the Customer’s agents, contractors, vendors or Affiliate), including, but not limited to failing to take any remedial action recommended by the Supplier which is commercially reasonable, or otherwise preventing the Supplier from doing so;

H.	Failure solely as a result of the use of services, hardware or software which does not form part of the Platform and is not provided by the Supplier.

I.	Failure as a result of the use of services, hardware or software, which are under the sole responsibility and/or control of a third party.

J.	Cyber and DDOS attacks targeting the Customer Infrastructure (excluding any such attacks that have been caused at the application level by a failure of the platform software).

11. Availability Levels

11.1. Availability/Downtime shall not be less than 98.6% per month.

12.	Customer Obligations

12.1.	To ensure the prompt resolution of Faults as set out in this SLA, the Customer must cooperate as reasonably required by the Supplier in performing support and maintenance and provide any assistance or information as may be reasonably required by the Supplier, including in relation to the review and analyses of any errors. It is also imperative that any errors are reported promptly to the Supplier using the procedure set out in this SLA.

12.2.	The Customer shall provide the Supplier or any of the Supplier’s personnel / subcontractors with information and access as may be reasonably required for the purpose of performing support and maintenance required by the Customer, as per the SLA.

12.3.	The Customer shall raise high-priority incidents (P1 or P2) as soon as possible and without undue delay of its customers first contacting them or finding out about the Incident. The Customer shall also provide requested information for a P1 or P2 Incident to allow the Supplier’s team to establish the cause and mitigate the impact.

12.4.	The Customer is required to perform necessary training and checks to ensure that the Platform is being used correctly by the Customer’s employees, service providers, consultants and contractors

Schedule D

Data Protection

This Schedule forms an integral part of the Agreement and applies to the Supplier’s processing, storage and access to Personal Data, on behalf of the Customer, in the course of its performance of the Agreement. Therefore, in the provision of the Services the Supplier shall qualify as a processor.

All capitalized terms not defined herein shall have the meaning set forth in the Agreement.

1.	DEFINITIONS

1.1.	“Approved Jurisdiction” means a member state of the EEA, or other jurisdiction as may be approved by a current finding by the European Commission as having adequate legal protections for the privacy of individuals, which, for the avoidance of doubt, shall include the United Kingdom as at the date of this Agreement.

1.2.	“Breach Incident” has the meaning as defined in clause 6 of this Schedule D – Data Protection.

1.3.	“Customer Personal Data” means the personal data of the Customer which is processed by the Supplier in connection with this Agreement and is more particularly described in Annex A to this Schedule.

1.4.	“Data Protection Legislation” means all applicable data protection and privacy and electronic communication laws in force in any relevant territory from time to time, including the GDPR and the UK GDPR, national legislation implementing Directive 2002/58/EC and the Privacy and Electronic Communications (EC Directive) Regulations 2003, and any codes of practice issued by an applicable supervisory authority (as defined in the GDPR and UK GDPR) relating to the same.

1.5.	“EEA” means those countries that are members of the European Economic Area.

1.6.	“GDPR” means Regulation (EU) 2016/679.

1.7.	“Transfer” has the meaning as defined in clause 10 of this Schedule D – Data Protection.

1.8.	“UK GDPR” means the GDPR as incorporated into UK law by the European Union (Withdrawal) Act 2018 and amended by the Data Protection Act 2018 and the Data Protection, Privacy and Electronic Communications (Amendments etc) (EU Exit) Regulations 2019, as amended, superseded, or replaced from time to time.

1.9.	The terms “controller”, “data subject”, “personal data”, “personal data breach”, “processing” (and its cognate terms) and “supervisory authority” shall have the meaning ascribed to them in the GDPR.

2.	COMPLIANCE WITH LAWS

2.1	Each Party shall comply with its respective obligations under the Data Protection Legislation.

2.2	The Supplier shall provide reasonable cooperation and assistance to the Customer in relation to the Supplier’s processing of Customer Personal Data in order to allow the Customer to comply with its obligations as a Data Controller under the Data Protection Legislation.

2.3	Throughout the duration of the Schedule, the Customer agrees and warrants that Customer Personal Data has been and will continue to be collected, processed and transferred by the Customer in accordance with the relevant provisions of the Data Protection Legislation.

3.	PROCESSOR OBLIGATIONS

3.1	Throughout the duration of the Agreement, the Supplier agrees and warrants that:

3.1.1	it shall only process Customer Personal Data for the purposes of providing the Services and complying with its obligations under the Agreement, or as otherwise instructed by the Customer in writing from time-to-time;

3.1.2	it shall notify the Customer without undue delay if it reasonably believes any instruction given to it by the Customer infringes Data Protection Legislation;

3.1.3	only those employees and any other person or persons who require access to the Customer Personal Data for the purpose of the Supplier complying with its obligations under the Agreement are permitted such access;

3.1.4	its employees and any other person or persons accessing the Customer Personal Data on its behalf have received the required adequate training with respect to Data Protection Legislation;

3.1.5	its employees and any other person or persons authorised to process Customer Personal Data have committed themselves to confidentiality or are under an appropriate statutory obligation of confidentiality;

3.1.6	it and anyone operating on its behalf will process the Customer Personal Data in compliance with the Data Protection Legislation; and

3.1.7	it will take appropriate technical and organisational measures to prevent the accidental, unauthorised or unlawful processing of Customer Personal Data, or the loss or damage to, the Customer Personal Data (including any personal data breach relating to the Customer Personal Data), and such measures shall include the Security Measures. In taking appropriate technical and organisational measures as described in the foregoing, the Supplier shall ensure a level of security appropriate to:

A.	the harm that might result from such accidental, unauthorised or unlawful processing and loss or damage;

B.	the nature of the Customer Personal Data protected; and

C.	comply with all applicable Data Protection Legislation.

4. PROCESSING PURPOSE AND INSTRUCTIONS

The duration, subject matter, and description of the processing under the Agreement shall be as set out in Annex A to this Schedule.

5.	REASONABLE SECURITY AND SAFEGUARDS

5.1	The Supplier represents, warrants, and agrees to use Security Measures (i) to protect the availability, confidentiality, and integrity of any Customer Personal Data collected, accessed, used, or transmitted by Customer in connection with this Agreement, and (ii) to protect such data from Personal Data breaches.

5.2	The Security Measures are subject to technical progress and development and the Supplier may update or modify the Security Measures from time to time provided that such updates and modifications are first approved by the Customer and do not result in the degradation of the overall security of the Services purchased by Customer.

5.3	This clause 5 is without prejudice to the Supplier’s obligations in Schedule A – Services.

6. BREACH INCIDENTS

Upon becoming aware of a Personal Data breach, including any accidental, unauthorised or unlawful processing of Customer Personal Data, or the loss or damage to, the Customer Personal Data (“Breach Incident”), the Supplier will notify the Customer without undue delay and will provide a detailed description of the Breach Incident and any other information relating to the Breach Incident as reasonably requested by the Customer. The Supplier will use reasonable endeavours to assist the Customer in: (i) mitigating, where possible, the adverse effects of any Breach Incident; (ii) remedying the Breach Incident; and (iii) ensuring that no future similar Breach Incidents occur.

7.	SECURITY ASSESSMENTS AND AUDITS

7.1	The Supplier audits its compliance with data protection and information security standards on a regular basis. Such audits are conducted by the Supplier’s data protection officer or the internal audit team or by third party auditors engaged by the Supplier.

7.2	The Supplier shall, upon reasonable and written notice and subject to obligations of confidentiality, allow its data processing procedures and Documentation to be inspected, no more than once a year, by the Customer (or its designee), at the Customer’s expense, in order to ascertain compliance with this Schedule. The Supplier shall cooperate in good faith with audit requests by providing access to relevant knowledgeable personnel and Documentation.

7.3	Without prejudice to paragraph 7.2, the Customer shall have the right (at its own expense and no more than once per year) to conduct its own audit of the Supplier’s compliance with this Schedule and Data Protection Legislation. The Supplier shall provide the Customer (or its appointed auditors) with access to personnel, systems, records and computer systems for the purposes of such audit. The Customer will provide the Supplier with at least twenty (20) days’ notice of such audit and shall ensure that any appointed third party is bound by confidentiality.

8.	COOPERATION AND ASSISTANCE

8.1	If the Supplier receives any requests from data subjects or applicable supervisory authorities relating to the processing of Customer Personal Data under the Agreement, including requests from individuals seeking to exercise their rights under Data Protection Legislation, the Supplier will promptly (and in any event within 48 hours) redirect the request to the Customer. The 56 Supplier will not respond to such communication directly without the Customer’s prior authorisation, unless legally compelled to do so. If the Supplier is required to respond to such a request, the Supplier will promptly notify the Customer and provide the Customer with a copy of the request, unless legally prohibited from doing so.

8.2	Upon reasonable notice, the Supplier shall provide reasonable assistance to the Customer in:

A.	allowing data subjects to exercise their rights under the Data Protection Legislation, including (without limitation) the right of access, right to rectification, restriction of processing, erasure (“right to be forgotten”), data portability, object to the processing, or the right not to be subject to an automated individual decision making;

B.	ensuring compliance with any notification obligations of Breach Incidents to the supervisory authority and communication obligations to data subjects, as required under Data Protection Legislation; and

C.	ensuring the Customer’s compliance with its obligation to carry out Data Protection Impact Assessments (“DPIA”) or prior consultations with data protection authorities with respect to the processing of Customer Personal Data.

9.	Sub-Processors

9.1	The Supplier shall not appoint a sub-processor without the prior written approval of the Customer.

9.2	Where the Customer provides its approval to the Supplier in the appointment of a sub-processor pursuant to paragraph 9.1 of this Schedule, the Supplier shall: (i) ensure that such sub-processor(s) complies with the terms identical to or substantially similar to the terms set out in this Schedule; and (ii) be liable to the Customer for the performance of the sub-processor, including any failure of the sub-processor to comply with the terms of this Schedule (as they apply to the sub-processor) or any breach of Data Protection Legislation.

10.	Transfer of EEA resident Personal Data outside the EEA

10.1	The Supplier may transfer Customer Personal Data outside the EEA (“Transfer”), only where the Customer has given its consent. Where the Customer does give its consent, such Transfer shall be subject to the following:

A.	the Transfer is to an Approved Jurisdiction; or

B.	the Supplier participates in a valid cross-border transfer mechanism under the Data Protection Legislation, so that the Supplier (and, where appropriate, the Customer) can ensure that appropriate safeguards are in place to ensure an adequate level of protection concerning the privacy rights of individuals as required by Article 46 of the GDPR. The Supplier shall enter into any necessary documentation and take any required supplementary measures (as required by supervisory authorities or the European Data Protection Board) before any such Transfer taking place.

11. DATA RETENTION AND DESTRUCTION

The Supplier will only retain Customer Personal Data for as long as Services are provided to the Customer in accordance with this Agreement. Following expiration or termination of the Agreement, the Supplier will promptly and securely delete or return to the Customer (at the Customer’s election) all Customer Personal Data in its possession as provided in the Agreement except to the extent the Supplier is required by Applicable Law to retain some or all of the Customer Personal Data (in which case the Supplier will continue to implement appropriate technical and organisational measures to prevent the Customer Personal Data from any further processing, and will notify the Customer (where permitted) of such retention and cite the Applicable Laws). The terms of this schedule will continue to apply to such Customer Personal Data.

12. GENERAL

12.1	Any claims brought under this schedule will be subject to the terms and conditions of the Agreement, including the exclusions and limitations outlined in the Agreement.

12.2	In the event of a conflict between the Agreement (or any document referred to therein) and this schedule, the provisions of this schedule shall prevail.

Annex A to Schedule D – Data Protection

The subject matter of processing	Processing of End Users’ Personal Data.
Duration of processing	For so long as the provision of the Services require the processing of Personal Data of End Users by the Supplier , or until the Agreement expires or is terminated, whichever is later.

Nature and purposes of processing	Fulfilment of the obligations deriving from the Agreement, including but not limited to the provision of the Services.

Type of Personal Data being processed	Name, date of birth, address, mobile number, email address.
Categories of data subjects involved in the processing	End Users.

Schedule E

Restricted Territories Policy

General context

The Supplier installs the Platform on the Customer’s servers which are under the Customer’s control.

The primary obligation for compliance with Applicable Laws and regulations is with the Customer, with respect to their Customers this Agreement contains requirements for the Customer to comply with Applicable Laws.

The Supplier does not actively monitor the location of the End Users and the Supplier is unable to block jurisdictions at the source.

There is also an obligation on the Supplier to ensure that it mitigates the risk of money laundering and terrorist financing. Therefore the countries that we have included on the Restricted Territories list also includes those that currently have serious strategic deficiencies to counter money laundering, and terrorist financing.

In addition, we prohibit, our clients from using the Platform to support customers from certain jurisdictions on the basis of that jurisdiction’s clear legal and regulatory position in regard to the illegality of online gambling.

With the above context, the following is the list of restricted territories. Note this list may be updated from time to time and any additions or removals from the list will become automatically applicable to the Customer :

1.	Blocked list:

●	Australia

●	France

●	Iran

●	Israel

●	North Korea

●	Philippines

●	Singapore

●	Taiwan

●	UAE

●	USA

●	Belgium

●	Hong Kong

●	Sudan

●	Syria

●	Turkey

●	UK

●	Netherlands

●	Russia

2.	Restricted – only allowed when the appropriate licence is obtained:

●	Bahamas

●	Belgium

●	Bulgaria

●	Colombia

●	Denmark

●	Gibraltar

●	Great Britain

●	Greece

●	Italy

●	Lithuania

●	Netherlands

●	Ontario, Canada

●	Portugal

●	Romania

●	Serbia

●	South Africa

●	Spain

●	Sweden

●	Ukraine